CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of PIMCO Funds of our reports dated May 28, 2025, relating to the financial statements and financial highlights of PIMCO California Municipal Intermediate Value Fund, PIMCO California Intermediate Municipal Bond Fund, PIMCO National Municipal Intermediate Value Fund and PIMCO National Intermediate Municipal Bond Fund, which appear in PIMCO Funds’ Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “REPRESENTATIONS AND WARRANTIES” and “ADDITIONAL INFORMATION” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

August 27, 2025